UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 13, 2009

STAAR Surgical Company

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1911 Walker Ave, Monrovia, California		91016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2009 (the “Form 10-K”), on April 2, 2009 Broadwood Partners, L.P. (“Broadwood”) and the Company entered into a Temporary Waiver Agreement with respect to any event of default that may occur, or may be deemed to have occurred, under the $5 million Senior Promissory Note issued on December 14, 2007 (the “Original Note”) as a result of the judgment in the case of Parallax Medical Systems, Inc. v. STAAR.   In consideration of the Temporary Waiver Agreement, STAAR agreed to amend the Original Note to grant to Broadwood a security interest in all of STAAR’s assets to secure STAAR’s obligations under the Original Note.  To effectuate this grant of a security interest, as of April 13, 2009 the Company and Broadwood entered into an Amended and Restated Senior Secured Promissory Note and Security Agreement.

Apart from the grant of a security interest, the terms and conditions of the Amended and Restated Senior Secured Promissory Note are identical in all material respects to the terms and conditions of the Original Note, which are described in the Form 10-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Credit Facilities.”  In addition to the pre-existing relationship of the Company and Broadwood pursuant to the Original Note, Broadwood is the beneficial owner of 16.5% of the Company’s outstanding common stock.

The foregoing summary is qualified in its entirety by reference to the full text of the Temporary Waiver Agreement, Amended and Restated Senior Secured Promissory Note and Security Agreement, copies of which have been filed as exhibits to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

April 17, 2009	By:	/s/ Charles Kaufman
Charles Kaufman
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.71
Temporary Waiver Agreement, dated April 2, 2009, by and between Broadwood Partners, L.P. and the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended January 2, 2009).

10.72	Amended and Restated Senior Secured Promissory Note between the Company and Broadwood Partners, L.P., dated April 13, 2009.

10.73	Security Agreement by and between the Company and Broadwood Partners, L.P., dated April 13, 2009.